SHARE PURCHASE AGREEMENT

BETWEEN:

LNG ENERGY LTD., a corporation incorporated under the laws
of British Columbia, with an office at #220-1075 West Georgia
Street, Vancouver, B.C. V6E 3C9 (fax: 604-639-4670)

(“LNG”)

AND:

CHEETAH OIL & GAS LTD., a corporation incorporated under
the laws of Nevada, with an address at Box 172, Station A.,
Nanaimo, B.C. V9R 5K9 (fax: 250-714-1186)

(“Cheetah”)

AND:

LNG ENERGY (BC) LTD., a corporation incorporated under the
laws of British Columbia, with an address at #220-1075 West
Georgia Street, Vancouver, B.C. V6E 3C9 (fax: 604-639-4670)

(“LNG BC”)

RECITALS:

A. LNG BC has 1,000 class A common shares outstanding, of which 900 are owned by LNG and 100 are owned by Cheetah. The shares owned by LNG were acquired under a subscription agreement (the “Subscription Agreement”) dated as of July 20, 2007 as amended September 27, 2007 among LNG BC, Cheetah, and Kepis & Pobe Investments Inc. (and Kepis’ interest was later assigned to LNG);

B. LNG BC, LNG and Cheetah have entered into an unanimous shareholder agreement (the “Shareholders’ Agreement”) dated as of November 26, 2007 which governs the business and affairs of LNG BC;

C. Under the terms of the Subscription Agreement and the Shareholders’ Agreement, LNG BC, LNG and Cheetah agreed that a portion of the subscription proceeds were to be paid by LNG BC to Cheetah to permit Cheetah to repay the “Nevadaco Payables” (as defined in the Shareholders’ Agreement) and that upon the repayment of such Nevadaco Payables the “B.C. Indebtedness” (as defined in the Shareholders’ Agreement) being amounts then owing by LNG

BC to Cheetah would be reduced with the intended result that upon payment of the Nevadaco Payables the B.C. Indebtedness would be repaid in full;

D. Amounts owing by Cheetah to parties described as the CK Cooper investors (the “CK Cooper Investors”) were included in the list of Nevadaco Payables, and Cheetah, by letter to LNG dated September 16, 2008, has requested that LNG make payment to Cheetah of $340,000 to permit Cheetah to repay the CK Cooper Investors;

E. Pursuant to a loan agreement (the “Loan Agreement”) dated as of March 12, 2008 between LNG and Cheetah, LNG lent Cheetah Cdn$300,000 in the form of a secured demand loan bearing interest at a rate of 8% per annum (the “Loan”), and as of November 12, 2008, unpaid interest of Cdn$13,326.03 had accumulated on the Loan;

F. As security for the Loan, Cheetah granted to LNG a first ranking security interest in the 100 class A common shares (the “Shares”) owned by Cheetah in the capital of LNG BC; and

G. Cheetah has now agreed to sell to LNG, and LNG has agreed to purchase from Cheetah, the Shares, and the parties wish to record the terms and conditions of the purchase and sale in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the Recitals and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1. Cheetah hereby sells, assigns and transfers to LNG, and LNG hereby purchases from Cheetah, the Shares for an aggregate purchase price of US$250,000 to be satisfied as follows:

(a)	US$187,500 by cheque paid by LNG to Cheetah; and

(b)	the amount of $62,500 (the “Withheld Funds”) by cheque paid to “Fasken Martineau DuMoulin LLP, in trust” in accordance with Section 2.

2. The Withheld Funds will be held by Fasken Martineau DuMoulin LLP on their undertaking to keep the Withheld Funds in their trust account, with interest accruing for the benefit of Cheetah, and make no use of them whatsoever except in accordance with the following:

(a)

if the Cheetah or its solicitors has not delivered to Fasken Martineau DuMoulin, LLP a clearance certificate (a “Clearance Certificate”) issued by the Canada Revenue Agency (the “CRA”) pursuant to Section 116 of the Income Tax Act (Canada) (the “Act”) for Cheetah with a certificate limit equal to or greater than the amount of the Purchase Price by the 28th day of the month following the date hereof, Fasken Martineau DuMoulin LLP will remit the balance of the Withheld Funds to the CRA by the 30th day of such month unless they have previously received in writing addressed to Cheetah or its solicitors (on behalf of Cheetah)

and LNG the consent of the CRA to remit the Withheld Funds at a later date without application of any interest or penalties, in which case Fasken Martineau DuMoulin will remit the Withheld Funds in accordance with the directions of the CRA, and

(b)

if Cheetah or its solicitors has delivered to Fasken Martineau DuMoulin LLP a Clearance Certificate, Fasken Martineau DuMoulin LLP may disburse to Cheetah the Withheld Funds, plus any interest accrued thereon.

3. Cheetah represents and warrants to LNG and LNG BC that:

(a)	Cheetah is a validly subsisting corporation under the laws of the State of Nevada;

(b)

Cheetah is the legal and beneficial owner of the Shares and had good and marketable title thereto free and clear of all liens, charges, pledges, encumbrances and other claims whatsoever, except as contemplated in the Loan Agreement;

(c)	Cheetah has the full power and capacity to enter into this Agreement and to transfer the legal and beneficial title and ownership of the Shares to LNG;

(d)

this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Cheetah enforceable against Cheetah in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally;

(e)

the execution, delivery and performance of this Agreement by Cheetah and the completion of the transactions contemplated by this Agreement do not and will not result in or constitute a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of any agreement to which Cheetah is bound or the constating documents of Cheetah;

(f)	no person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of the Shares other than as herein provided;

(g)	it is a non-resident of Canada for purposes of Section 116 of the Act.

4. LNG represents and warrants to Cheetah that:

(a)	LNG is a validly subsisting corporation under the laws of the Province of British Columbia;

(b)	LNG has the full power and capacity to enter into this Agreement;

(c)	this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of LNG enforceable against LNG in accordance with its terms,

subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally; and

(d)

the execution, delivery and performance of this Agreement by LNG and the completion of the transactions contemplated by this Agreement do not and will not result in or constitute a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of any agreement to which LNG is bound or the constating documents of LNG.

5. LNG hereby foregives all outstanding amounts relating to the Loan (including principal and interest) and acknowledges, confirms and agrees that there is no further outstanding indebtedness or obligation of Cheetah to LNG in connection with the Loan or under the Loan Agreement.

6. Cheetah hereby acknowledges, confirms and agrees that there is no further outstanding indebtedness or obligation of LNG BC or LNG to Cheetah and in particular that, the B.C. Indebtedness has been paid in full and that neither LNG BC nor LNG owe any amounts to Cheetah in respect of any Nevadaco Payables (including any and all amounts which may be owing by Nevadaco to the CK Cooper Investors).

7. Cheetah will protect, indemnify and hold harmless LNG, LNG BC, the subsidiaries of such corporations, and each director, officer, employee, affiliate and agent of all such corporations (collectively, the “Indemnified Persons”), from and against any and all losses, claims, damages, liabilities, costs or expenses caused or incurred by the Indemnified Persons by reason of, or arising directly or indirectly out of, or resulting from any claim (including any action, suit, proceeding, investigation or inquiry, whether formal or informal) taken by or involving:

(a)	the Nevadaco Payables, and in particular the CK Cooper Investors or parties related to such persons; or

(b)	any person who is, was or after the date of this Agreement becomes, a shareholder of Cheetah.

8. The parties hereby acknowledge and agree that Shareholders’ Agreement is hereby terminated.

9. Concurrently with the execution and closing of the transactions contemplated under this Agreement the parties confirm delivery and receipt of the following documents:

(a)	Resignation of Robert McAllister as a director of LNG BC;

(b)	Power of attorney to transfer the Shares to LNG duly executed by Cheetah;

(c)	Certified copy of resolutions of the board of directors of Cheetah approving the execution of this agreement and the transactions contemplated herein; and

(d)	Certified copy of resolutions of the board of directors of LNG approving the execution of this agreement and the transactions contemplated herein.

10. LNG and LNG BC, each on behalf of itself and its officers, directors, servants, employees and agents, including any related or associated companies, and their heirs, executors, administrators, successors and assigns, does hereby release, remise and forever discharge Cheetah of and from any and all manner of actions, causes of action, suits, contracts, claims, damages, costs and expenses of any nature or kind whatsoever, whether in law or in equity, which, as against Cheetah, LNG or LNG BC has ever had, now has, or at any time hereafter can, shall or may have, by reason of or arising out of any cause, matter or thing whatsoever occurring or existing up to and inclusive of the date hereof, except for claims arising from out of:

(a)

any incorrectness in or breach of any representation or warranty of Cheetah contained in Section 3 or under any other agreement, certificate or instrument executed and delivered by Cheetah under this Agreement;

(b)	the indemnity provided in Section 7; or

(c)

any breach of or any non-fulfilment of any covenant or agreement on the part of Cheetah under this Agreement or under any other agreement, certificate or instrument executed and delivered by Cheetah under this Agreement.

11. Cheetah, on behalf of itself and its officers, directors, servants, employees and agents, including any related or associated companies, and their heirs, executors, administrators, successors and assigns, does hereby release, remise and forever discharge LNG of and from any and all manner of actions, causes of action, suits, contracts, claims, damages, costs and expenses of any nature or kind whatsoever, whether in law or in equity, which, as against LNG, Cheetah has ever had, now has, or at any time hereafter can, shall or may have, by reason of or arising out of any cause, matter or thing whatsoever occurring or existing up to and inclusive of the date hereof, except for claims arising out of:

(a)

any incorrectness in or breach of any representation or warranty of LNG contained in Section 4 or under any other agreement, certificate or instrument executed and delivered by LNG under this Agreement; or

(b)

any breach of or any non-fulfilment of any covenant or agreement on the part of LNG under this Agreement or under any other agreement, certificate or instrument executed and delivered by LNG under this Agreement.

12. This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia.

13. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

14. The parties will execute such further assurances and other documents and instruments and do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

15. All notices, demands and payments under this Agreement must be in writing and may be delivered personally, via e-mail or by facsimile transmission to the addresses set out on the first page of this Agreement or to such other addresses as may from time to time be notified in writing by the parties. All notices will be deemed to have been given and received on the next business day following the date of transmission or delivery, as the case may be.

16. Except to the extent otherwise required by law or with the prior consent of the other parties, none of the parties will make any public announcement regarding this Agreement or the transactions contemplated by this Agreement. To the extent a public announcement is required to be made by law, the party intending to make the announcement will first provide the other party with a copy of the proposed announcement and will consider all reasonable comments proposed by the other party to the announcement.

17. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes any prior negotiations, understandings and agreements between them in respect of such subject matter. The failure of any party to insist on the strict performance of any provision of this Agreement will not limit the rights of that party to insist at any future time on the performance of the same or any other provision of this Agreement.

18. This Agreement may be executed in counterpart and such counterparts together shall constitute one and the same agreement and may be delivered by fax, telecopy or other electronic means and shall, notwithstanding the date of execution thereof, be deemed effective as at the date set forth above.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the 25 day of November, 2008.

LNG ENERGY LTD.		CHEETAH OIL & GAS LTD.
Per:	/s/ signed	Per:	/s/ Robert McAllister
	Authorized Signatory		Authorized Signatory

LNG ENERGY (BC) LTD.
Per:	/s/ signed
Authorized Signatory